Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

BAXTER INTERNATIONAL INC.,

TWINS MERGER SUB, INC.

AND

SYNOVIS LIFE TECHNOGIES, INC.

Dated as of December 12, 2011

AGREEMENT OF PLAN AND MERGER

Exhibit A	Form of Voting Agreement
Exhibit B	Amended and Restated Articles of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2011 (this “Agreement”), is made by and among Baxter International Inc., a Delaware corporation (“Parent”), Twins Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Synovis Life Technologies, Inc., a Minnesota corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $.01 par value, of the Company (“Company Common Stock”) not owned directly or indirectly by Parent or any Subsidiary of the Company, except shares of Company Common Stock held by holders who comply with the provisions of the Minnesota Business Corporation Act (the “MBCA”) regarding the right of shareholders to dissent from the Merger, will be converted into the right to receive the Per Share Merger Consideration (as hereinafter defined);

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is advisable and in the best interest of the Company and its shareholders, (ii) has approved this Agreement, the plan of merger (as such term is used in Section 302A.611 of the MBCA) contained in this Agreement (the “Plan of Merger”) and the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) is recommending that the Company’s shareholders approve the Merger and adopt the Plan of Merger, as applicable; and

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent is entering into a voting agreement with the members of the Board of Directors of the Company and certain officers of the Company, substantially in the form attached hereto as Exhibit A (each, a “Voting Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined).  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MBCA.

Section 1.2           Effective Time.  The Merger shall become effective when the articles of merger (the “Articles of Merger”), executed in accordance with the relevant provisions of the MBCA, are filed with the Secretary of State of the State of Minnesota; provided, however, that, upon the mutual consent of Merger Sub and the Company, the Articles of Merger may provide for a later date or time of effectiveness of the Merger.  The filing of the Articles of Merger shall be made on the date of the Closing (as hereinafter defined).

Section 1.3           Effects of the Merger.  The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

Section 1.4           Charter and Bylaws; Directors and Officers.

(a)           At the Effective Time, the Restated Articles of Incorporation, as amended, of the Company shall be amended as set forth in Exhibit B and, as so amended, shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein by the MBCA or any other applicable foreign, federal, state, local or municipal laws, statutes, ordinances, regulations and rules of any Governmental Entity, including all Orders (“Laws”).  At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Amended and Restated Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Amended and Restated Articles of Incorporation of the Surviving Corporation.

(b)           The directors and officers of Merger Sub at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

Section 1.5           Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of Parent, Merger Sub or the Company:

(a)           Each issued and outstanding share of common stock, $.01 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           All shares of Company Common Stock (“Company Shares”) that are held by any wholly owned Subsidiary of the Company and any Company Shares owned by Parent or any wholly owned Subsidiary of Parent shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Subject to the provisions of Section 1.9, each Company Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as hereinafter defined) and shares to be canceled in accordance with Section 1.5(b), shall be converted into the right to receive $28.00 in cash without interest (the “Per Share Merger Consideration”).  At the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive any Per Share Merger Consideration upon the surrender of such certificate in accordance with Section 1.6.

(d)           Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Effective Time which are held of record by shareholders who shall not have approved the Merger and who shall have properly exercised dissenters’ rights in accordance with Sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”) shall not be converted into the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA; provided, however, that (i) if such a holder fails to properly exercise dissenters’ rights with respect to his, her or its shares in accordance with Sections 302A.471 and 302A.473 of the MBCA or, after making a demand for dissenters’ rights, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to dissenters’ rights as provided in Sections 302A.471 and 302A.473 of the MBCA, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his, her or its Dissenting Shares or such holder shall otherwise lose his, her or its dissenters’ rights, then, in any such case, each share of Company Common Stock held of record by such holder or holders shall automatically be converted into and represent only the right to receive the Per Share Merger Consideration as set forth in Section 1.5(c), upon surrender of the certificate or certificates representing such Dissenting Shares.  The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company pursuant to Section 302A.473 of the MBCA, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands, except as required by applicable Law.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

(e)           Each Company Stock Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest.  Subject to the terms and conditions set forth below in this Section 1.5(e), each such Company Stock Option shall terminate and be cancelled at the Effective Time and each holder of a Company Stock Option will be entitled to receive from the Company, and Parent shall cause the Company to pay as soon as practicable (and in any event within five Business Days) following the Effective Time, in settlement of each Option a single lump sum cash payment equal to the net amount of (i) the product of (A) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Stock Option, multiplied by (B) the number of shares subject to such Company Stock Option, less (ii) any income or employment Tax required to be withheld under any applicable state, local, or foreign Tax Laws or any other applicable Law.  If the exercise price per share of any Company Stock Option equals or exceeds the Per Share Merger Consideration, the Cash Amount therefor shall be zero and, for the avoidance of doubt, such Company Stock Options shall terminate and be canceled at the Effective Time.

Section 1.6           Exchange of Shares.  Parent shall authorize a reputable bank or trust company that is reasonably satisfactory to the Company to act as Exchange Agent hereunder (the “Exchange Agent”).  Promptly following the Effective Time, Parent shall deposit with the Exchange Agent for exchange with outstanding Company Shares all cash payable pursuant to Section 1.5(c) (such cash deposit being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Shares and (ii) promptly applied to making the payments provided for in the agreement with the Exchange Agent.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the cash payable pursuant to Section 1.5(c) as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.  The Exchange Agent shall deliver the Per Share Merger Consideration contemplated to be paid pursuant to Section 1.5(c) out of the Exchange Fund.  Parent shall instruct the Exchange Agent, as soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), to mail to each record holder of Company Shares, which at the Effective Time were converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.5(c), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Shares shall pass, only upon actual delivery of the Company Shares to the Exchange Agent, and shall contain instructions for use in effecting the surrender of such Company Shares in exchange for the Per Share Merger Consideration (the “Transmittal Letter”)).  Upon surrender for cancellation to the Exchange Agent of its, his or her Company Shares, together with the Transmittal Letter, duly completed and validly executed, the holder of such Company Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration to which such holder is entitled pursuant to Section 1.5(c), and any Company Shares so surrendered shall forthwith be canceled.  If any portion of the Per Share Merger Consideration is to be paid to any person other than the person in whose name the applicable surrendered Company Share is registered, it shall be a condition to the payment thereof that the surrendered Company Share be in proper form for transfer and that the person requesting such payment of the Per Share Merger Consideration pay any transfer or other similar Taxes required as a result of such payment to a person other than the registered holder of such Company Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 1.6, each Company Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Merger Consideration upon such surrender.  Except for interest required to be paid in respect of Dissenting Shares pursuant to the MBCA, no interest shall be paid or will accrue on any cash payable to holders of Company Shares pursuant to the provisions of this Article I.

Section 1.7           Withholding.  Parent, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any Person such amounts as Parent, Merger Sub, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent.

Section 1.8           Return of Exchange Fund.   Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Per Share Merger Consideration.  None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any former holder of Company Common Stock for any such Per Share Merger Consideration which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 1.9           Adjustment of Per Share Merger Consideration.  In the event of any reclassification, stock split, reverse stock split, division or subdivision of shares, combination of shares, recapitalization, stock dividend or other similar transaction (including the declaration of any such transaction) with respect to Company Common Stock or any change or conversion of Company Common Stock into other securities (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time (but excluding any change that results from any exercise of Company Stock Options (as defined in Section 3.2(b)) or from the vesting and settlement of awards under the Company Stock Plans (as defined in Section 5.4), in each case, outstanding as of the date hereof), appropriate and proportionate adjustments, if any, shall be made to the Per Share Merger Consideration, and all references to the Per Share Merger Consideration in this Agreement shall be deemed to be to the Per Share Merger Consideration as so adjusted.

Section 1.10         No Further Ownership Rights in Company Common Stock.  Subject to Section 1.5(d) hereof with respect to any Dissenting Shares, all Per Share Merger Consideration paid upon the surrender for exchange of Company Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares.

Section 1.11         Closing of Company Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Company Shares shall thereafter be made on the records of the Company.  If, after the Effective Time, certificates representing Company Shares are presented to the Surviving Corporation, the Exchange Agent or Parent, such certificates shall be canceled and exchanged as provided in this Article I.

Section 1.12         Lost Certificates.  If any certificate representing any Company Share(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate representing Company Share(s) to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to such certificate, the Exchange Agent or Parent will pay or cause to be paid in exchange for such lost, stolen or destroyed certificate representing any Company Share(s) the Per Share Merger Consideration to which the holder thereof is entitled.

Section 1.13         Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of Merger Sub or the Company or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Merger Sub or the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Merger Sub or the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Merger Sub or the Company and otherwise to carry out the purposes of this Agreement.

Section 1.14         Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Kirkland & Ellis LLP, 300 N. LaSalle St., Chicago, IL 60654, at 10:00 a.m., local time, no later than the second Business Day following the day on which the last of the conditions set forth in Article VI shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

Section 1.15         Tax Treatment.  The parties agree and acknowledge that the Merger will be treated as a taxable purchase of each of the Company Shares for the Per Share Merger Consideration (and not as a reorganization within the meaning of Section 368(a) of the Code) for United States federal, state and local income Tax purposes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 2.1          Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted.  Parent and Merger Sub are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 2.2           Authority.  On or prior to the date of this Agreement, the Boards of Directors of each of Parent and Merger Sub have approved this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the filing of appropriate merger documents as required by the MBCA.  This Agreement, the Plan of Merger and the consummation of the transactions contemplated hereby have been approved by the sole shareholder of Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.  Parent has delivered or made available to the Company complete and correct copies of the Certificate of Incorporation and Bylaws of Parent, and the Articles of Incorporation and Bylaws of Merger Sub.

Section 2.3           Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 have been obtained and all filings and obligations described in this Section 2.3 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub; (ii) any Contract applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (iii) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub.  No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Merger Sub or is necessary for the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the “HSR Act”) and the Securities Exchange Act of 1934 (together with the rules and regulations promulgated thereunder, the “Exchange Act”); (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required by state takeover Laws (the “State Takeover Approvals”); (iv) applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and the New York Stock Exchange; (v) applicable requirements, if any, under foreign Laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially impair or delay the ability of Parent or Merger Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by Parent or Merger Sub.

Section 2.4           Information Supplied.  None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the proxy statement included therein relating to the Company Shareholder Meeting (as defined in Section 5.1(a)) (together with any amendments or supplements thereto, the “Proxy Statement”) will at the time of the mailing of the Proxy Statement and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 2.5           Financing.  Parent and Merger Sub have, and will at the Effective Time have, sufficient funds available to pay (i) the aggregate Per Share Merger Consideration (the “Merger Consideration”) and (ii) to the Company such amounts as are sufficient to pay holders of Company Stock Options in accordance with Section 1.5(e) and Section 5.4.

Section 2.6           Operations of Merger Sub.  Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 2.7           No Other Representations; Non-Reliance.  Parent acknowledges that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Agreement, the Company Letter or any agreement entered into or certificate delivered pursuant to this Agreement, and that is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except with respect to the representations and warranties set forth in this Agreement, the Company Letter or any agreement entered into or certificate delivered pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure letter relates; provided, however, that any information set forth in one section of such disclosure letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face) delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Letter”), and (ii) subject to the last sentence of Section 8.3, as disclosed in the Company SEC Documents (excluding any exhibit or schedule thereto) filed with, or furnished to, the SEC since October 31, 2010 and prior to the date hereof (provided that any disclosure in the Company SEC Documents shall qualify the representations and warranties set forth in this Article III only to the extent to which the applicability of such disclosure is reasonably apparent on its face and provided further that in no event shall the Company SEC Documents qualify or serve as exceptions to any of Sections 3.1-3.4, 3.8(v), 3.20-3.23 or 3.25-3.26), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1           Organization, Standing and Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota and has the requisite corporate power and authority to carry on its business as now being conducted.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2           Capital Structure.

(a)           The authorized capital stock of the Company consists of 20,000,000 Company Shares and 5,000,000 shares of preferred stock, each with $.01 par value per share (“Company Preferred Stock”).

(b)           At the close of business on December 9, 2011, (A) 11,167,690 Company Shares were issued and outstanding, (B) 815,556 Company Shares were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) and (C) no shares of Company Preferred Stock were issued or outstanding.

(c)           Since the close of business on December 9, 2011, (A) there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company, other than issuances of Company Shares pursuant to the exercise of Company Stock Options and purchase rights under the Company’s Employee Stock Purchase Plan, as amended effective December 10, 2009 (the “ESPP”), outstanding as of the close of business on December 9, 2011, and (B) there have been no issuances by the Company of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, or shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to, any such stock, interests or securities, or derivative securities or other rights that are linked to the value of Company Shares or the value of the Company or any part thereof, other than purchase rights under the ESPP.

(d)           All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or purchase rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 3.2 and except for the transactions contemplated by this Agreement and except as provided by the Rights Agreement dated as of June 1, 2006, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), as of the date hereof, (A) there are not issued, reserved for issuance or outstanding (1) any shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (2) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (3) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries or (4) any shares of deferred stock, restricted stock units, stock-based performance units, stock appreciation rights or “phantom” stock awards with respect to any capital stock of the Company or any of its Subsidiaries, or derivative securities or other rights that are linked to the value of the Company Shares or the value of the Company, any of its Subsidiaries or any part thereof and (B) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities (except pursuant to the forfeiture of Company Stock Options or the acquisition by the Company of Company Shares in settlement of the exercise price of a Company Stock Option or the Tax withholding obligations of holders of Company Stock Options, in each case in accordance with their terms as in effect on the date of this Agreement).

(e)           Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended October 31, 2010, as filed with the SEC, constituted a true, accurate and correct statement in all material respects of all of the information required to be set forth therein by the regulations of the SEC as of the date thereof.

(f)           Section 3.2 of the Company Letter sets forth a list of all Subsidiaries and Joint Ventures of the Company and the jurisdiction in which such Subsidiary or Joint Venture is organized.  Section 3.2 of the Company Letter also sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture.  The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture.

Section 3.3           Authority.  On or prior to the date of this Agreement, the Board of Directors of the Company has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Plan of Merger and the transactions contemplated hereby, including the Merger, (iii) resolved, subject to its right to withdraw, qualify, modify or amend such recommendation pursuant to Section 4.2(d), to recommend the approval of the Merger and adoption of the Plan of Merger by the Company’s shareholders and (iv) directed that the Merger and the Plan of Merger be submitted to the Company’s shareholders for approval and adoption.  The Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger and adoption of the Plan of Merger by the shareholders of the Company, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of the Merger and adoption of the Plan of Merger by the shareholders of the Company and (y) the filing of appropriate Merger documents as required by the MBCA.  This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Sub and the validity and binding effect of this Agreement on Parent and Merger Sub) except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), this Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.  The filing of the Proxy Statement with the SEC and the execution and delivery of the Rights Agreement Amendment have been duly authorized and approved by the Company’s Board of Directors.  The Company has delivered or made available to Parent complete and correct copies of the Amended and Restated Articles of Incorporation, as amended, of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the Certificate or Articles of Incorporation and Bylaws (or comparable organizational documents) of each of its Subsidiaries.

Section 3.4           Consents and Approvals; No Violation.  Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not, conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Company Bylaws; (ii) the comparable charter, bylaws or organizational documents of any of the Company’s Subsidiaries; (iii) any Contract applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iv) any judgment, order, decree, injunction, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) and (iv), any such violations, defaults, rights or Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company.  No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act; (ii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business; (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals; (iv) applicable requirements, if any, of Blue Sky Laws and the Nasdaq Global Market; (v) applicable requirements, if any, under foreign Laws relating to antitrust and to competition clearances; and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Company Material Adverse Effect or materially impair or delay the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by the Company.

Section 3.5           SEC Documents and Other Reports; Internal Controls and Procedures.

(a)           The Company has timely filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it since October 31, 2008 under the Securities Act or the Exchange Act (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis, the “Company SEC Documents”).  As of their respective filing dates, or, if amended, as of the date of the last amendment prior to the date of this Agreement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”), and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or corrective filing to any such Company SEC Document.  The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).  Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement, the Company has not, since October 31, 2010, made or adopted any material change in its accounting methods, practices or policies in effect on October 31, 2010.

(b)           The Company is in compliance in all material respects with (i) the applicable provisions of SOX and (ii) the applicable rules and regulations of the Nasdaq Global Market.

(c)           The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since October 31, 2010, relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment.  There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, to the Knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(d)           The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX.  The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  Based on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, (i) to the Knowledge of the Company, the Company had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) to the Knowledge of the Company, there has been no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e)           Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such joint venture, off balance sheet partnership or similar Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(f)           Since October 31, 2008, the Company has not received any oral or written notification of any (x) “significant deficiency” or (y) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

Section 3.6           Information Supplied.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time of the mailing of the Proxy Statement and at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Exchange Act.

Section 3.7           No Undisclosed Liabilities. Except as reflected or reserved against in the balance sheet of the Company dated July 31, 2011 included in the Form 10-Q filed by the Company with the SEC on September 9, 2011 (or described in the notes thereto), neither the Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Law, Action or any judgment, order, writ, award, preliminary or permanent injunction or decree of any Governmental Entity (an “Order”) or those arising under any Contract (“Liabilities”), except (a) Liabilities incurred since July 31, 2011, in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and (b) Liabilities expressly contemplated by this Agreement.

Section 3.8           Absence of Certain Changes or Events.  Since July 31, 2011, (i) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, (ii) there has not been any action taken or committed to be taken by the Company or any Subsidiary of the Company which, if taken following entry by the Company into this Agreement, would have required the consent of Parent pursuant to Section 4.1, (iii) the Company has not filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (iv) neither the Company nor any of its Subsidiaries has amended, terminated or granted any waiver under the Rights Agreement (other than the amendment to the Rights Agreement described in Section 3.26) or any “standstill” or similar agreement and (v) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.9           Litigation.  There is no material Action by or before any Governmental Entity or other Person pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets.  Neither the Company nor any of its Subsidiaries is subject to any Order or, to the Knowledge of the Company, any investigation by any Governmental Entity.

Section 3.10           Permits and Compliance.  Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or other assets or to carry on its business or operations as now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents; (ii) any applicable Law; or (iii) any Order, except, in the case of clauses (ii) and (iii), for any violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.  No written or, to the Knowledge of the Company, other notice of any such violation or non-compliance has been received by the Company or any of its Subsidiaries.  The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit that individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, other notice that any action, demand or investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their respective properties or assets under any Law is pending, and no suit (other than suits currently under seal), action or proceeding by any other person with respect to the Company or any of its Subsidiaries or any of their respective properties or other assets under any Law, is pending, or to the Knowledge of the Company, is threatened or currently under seal, except, in each case, as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.11         Properties.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           Section 3.11(b) of the Company Letter sets forth a true, correct and complete list of all real property leases, subleases and other occupancy arrangements to which the Company or any of its Subsidiaries is a party and each amendment thereto (the “Real Property Leases”).  Each premises subject to a Real Property Lease is hereinafter referred to as a “Leased Property.”  The Company has made available to Parent a true, correct and complete copy of each Real Property Lease.  Neither the Company nor any of its Subsidiaries has transferred, mortgaged or assigned any interest in any such Real Property Lease, nor has the Company nor any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.  With respect to each Real Property Lease: (i) such Real Property Lease is in full force and effect and is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to such Real Property Lease, is in material breach or violation of, or in material default under, such Real Property Lease; (iii) the Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Property under such Real Property Lease has not been disturbed in any material respect and, to the Knowledge of the Company, there are no disputes with respect to such Real Property Lease; (iv) neither the Company nor any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to such Real Property Lease; (v) to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would result in such a material breach or violation of, or a material default under, such Real Property Lease, or permit the termination, modification or acceleration of rent under such Real Property Lease and (vi) to the Knowledge of the Company, there is no pending or threatened condemnation or similar proceeding affecting any Leased Property.

(c)           Each of the Company and its Subsidiaries, in all material respects, (i) has good and valid title to all of its properties, assets and other rights that would not constitute real property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business free and clear of all Encumbrances, in each case, except for Permitted Encumbrances.

Section 3.12         Tax Matters.

(a)           The Company, each of its Subsidiaries and the Affiliated Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true and accurate in all material respects.  All Taxes due and payable by the Company and its Subsidiaries have been paid, and the Company and its Subsidiaries have withheld and paid over to the appropriate taxing authority all Taxes which they are required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party.

(b)           Except as set forth on Section 3.12(b) of the Company Letter:

(i)           none of the Company or any of its Subsidiaries has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

(ii)           none of the Company or any of its Subsidiaries has consented to extend the time in which any material Tax may be assessed or collected by any taxing authority;

(iii)           no deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company or any Subsidiary, other than deficiencies or proposed adjustments which have been settled or otherwise resolved;

(iv)           there is no action, suit, proceeding by a taxing authority or audit now in progress, or to the Company’s Knowledge, pending or threatened against or with respect to the Company or any Subsidiary;

(v)           no claim has been made during the five-year period preceding the date of the Agreement and remains pending or otherwise unresolved by a taxing authority of a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary, respectively, is or may be subject to taxation by that jurisdiction;

(vi)           none of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing as a result of any (A) change in method of accounting for a taxable period ending on or prior to the date of the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of the Closing; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §  1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the date of the Closing; or (E) prepaid amount received on or prior to the date of the Closing;

(vii)           none of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement;

(viii)          none of Company or any of its Subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(ix)           none of the Company or its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than the Affiliated Group) or (B) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise;

(x)           the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662;

(xi)           since October 31, 2010, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice;

(xii)           neither the Company nor any of its Subsidiaries has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Code Section 355(a)(1)(A)) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Code Section 355;

(xiii)           neither the Company nor any of its Subsidiaries has ever made an election under Code Section 1362 to be treated as an S corporation for federal income Tax purposes, or similar election under any comparable provision of any state, local or foreign Tax Law;

(xiv)           neither the Company nor any of its Subsidiaries has been required to file any report pursuant to Code Section 999(a)(1) or participated in an international boycott within the meaning of Code Section 999(b); and

(xv)           neither the Company nor any of its Subsidiaries has participated in any listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(c)           Section 3.12(c) of the Company Letter lists all U.S. federal, foreign, and material state and local income and franchise Tax Returns filed with respect to the Company or any of its Subsidiaries for taxable periods ended on or after October 31, 2008, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit.  The Company has delivered or made available to Parent correct and complete copies of all U.S. federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since October 31, 2008.

(d)           The Company is not a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for federal income Tax purposes.

Section 3.13        Certain Agreements.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)           Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)           Contract which purports to limit or restrict in any material respect the manner or localities in which the Company or any of its Affiliates may conduct business or which gives or grants to a customer or supplier of the Company or any of its Affiliates most favored nation pricing or exclusivity or which contains non-solicitation provisions that restrict the actions of the Company or any of its Affiliates with respect to customers or suppliers;

(iii)           Contract for the employment of any officer, employee or other Person (to the extent the Company or any of its Subsidiaries have any obligations thereunder that have not been fully satisfied) or relating to loans to officers, directors or Affiliates;

(iv)           Contract under which the Company or any of its Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $100,000 (excluding ordinary course advances of travel and similar expenses to employees of the Company and its Subsidiaries);

(v)           Contract relating to borrowed money or other Indebtedness in excess of $100,000, or the mortgaging, pledging or otherwise placing of any Encumbrance (other than immaterial Permitted Encumbrances) on any asset or group of assets of the Company or any of its Subsidiaries with a fair market value in excess of $100,000;

(vi)           any Guaranty for the Indebtedness of any Person in excess of $100,000;

(vii)           Real Property Lease or any other Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $500,000;

(viii)         Contract under which the Company or any of its Subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company or any of its Subsidiaries with annual payments to the Company in excess of $100,000, other than Contracts for lease of the Company’s products made in the ordinary course of business and Contracts that contain licenses or other use rights with respect to Intellectual Property Rights made in the ordinary course of business;

(ix)           Contract or group of related Contracts with the same party or group of affiliated parties, including outstanding purchase orders and other Contract(s) requiring the Company or any of its Subsidiaries to make purchases from any other Person (including such Person’s Affiliates), the performance of which involves consideration not yet paid in the aggregate in excess of $500,000;

(x)           assignment, license or Contract with respect to any intangible property (including any Intellectual Property Rights) granted or made to the Company or any of its Subsidiaries, or granted or made by the Company or any of its Subsidiaries to third parties, except licenses to the Company or any of its Subsidiaries of commercially available, “off the shelf” software used solely for the Company’s and its Subsidiaries’ own internal use (“Commercial Software”) or for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $250,000 annually and licenses granted with respect to the Company’s software made in the ordinary course of business;

(xi)           warranty Contract other than in the ordinary course of business with respect to its services rendered or its products sold or leased and which involves consideration in excess of $250,000 annually;

(xii)           Contract under which it has granted any Person any registration rights;

(xiii)         sales, distribution, manufacturing or franchise Contract that involves a consideration in excess of $500,000 annually;

(xiv)         Contract with a term of more than six months which is not terminable by the Company or any of its Subsidiaries upon 30 days’ (or less) notice without penalty and involves a consideration in excess of $500,000 annually;

(xv)           Contract regarding voting, transfer or other similar arrangements related to (a) the Company’s or any Subsidiary’s capital stock (or any equivalents or other securities) or (b) warrants, options or other rights to acquire any of the Company’s or any Subsidiary’s capital stock (or any equivalents or other securities);

(xvi)         Contract containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or its Subsidiaries;

(xvii)        Contract to which the Company or any of its Subsidiaries is a party and pursuant to which amounts of more than $500,000 in the aggregate over the term of such Contract have been paid to any party other than the Company and its Subsidiaries, relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (A) products (including products under development) of the Company or any Subsidiary of the Company, (B) products (including products under development) licensed by the Company or any Subsidiary of the Company or (C) the Intellectual Property Rights of the Company or any Subsidiary of the Company, other than software licenses for Commercial Software and other generally available software and except pursuant to employee proprietary inventions agreements (or similar employee agreements), non-disclosure agreements, material transfer agreements and product distribution agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(xviii)       Contract that (A) grants or obligates the Company or any Subsidiary of the Company to grant an exclusive right to such third party for the research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing of any (i) product involving consideration of in excess of $50,000 annually or (ii) Intellectual Property Right or (B) requires or obligates the Company or any Subsidiary of the Company to purchase specified minimum amounts in excess of $250,000 of any product or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Subsidiary of the Company;

(xix)           pension, profit sharing, stock option, employee stock purchase or other plan, arrangement or other Contract providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan, arrangement or other Contract, or any collective bargaining agreement or any other Contract with any labor union, or severance Contracts, programs, policies or arrangements; or

(xx)           other Contract which is material to its operations and business prospects or involves a consideration in excess of $500,000 annually.

(b)           The Company has previously made available to Parent complete and correct copies of each written Contract of the type described in this Section 3.13 that is in force as of the date of this Agreement.  All Contracts of the type described in this Section 3.13 shall be referred to as “Company Contracts” regardless of whether they were entered into before, on or after the date of this Agreement.

(c)           All of the Company Contracts are valid and in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in the ordinary course of business in accordance with their terms), except where the failure to be in full force and effect have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Company Contract.  Neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  With respect to each Contract including minimum purchase requirements by the Company or any of its Subsidiaries, the Company and its Subsidiaries have either fully satisfied such requirements (with respect to preceding periods) or have satisfied all such requirements on a pro rata basis for applicable periods beginning prior to the date on which this representation is given and ending on a date after the date of this representation (such that, for the avoidance of doubt, the Company and its Subsidiaries will not be disproportionately responsible for satisfying the minimum purchase requirements in the post-Closing portion of such period).  There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the agreements and instruments set forth or required to be set forth on Section 3.13 of the Company Letter.

(d)           Each Person who has proprietary knowledge of or information relating to the material and confidential elements of the design, the manufacturing processes or the formulation of the products of the Company or any of its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary of the Company an agreement or agreements restricting such person’s right to use and disclose confidential information of the Company or any of its Subsidiaries.

Section 3.14         ERISA.

(a)           Each Company Plan is listed in Section 3.14(a) of the Company Letter.  With respect to each Company Plan, to the extent applicable, the Company has delivered to Parent a true and correct copy of (i) the three (3) most recent annual reports (Forms 5500) filed with the IRS; (ii) each such Company Plan that has been reduced to writing and all amendments thereto; (iii) each trust, insurance and administrative Contract relating to each such Company Plan; (iv) a written summary of each unwritten Company Plan; (v) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (vi) the most recent determination or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code; (vii) any request for a determination currently pending before the IRS; and (viii) all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation relating to any outstanding inquiry, controversy or audit.  Each Company Plan has been funded, administered and maintained, in form and operation, in all material respects with its terms, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and all other applicable statutes and governmental rules and regulations, and the plan sponsor of each Company Plan is in compliance with all filing and disclosure requirements imposed on it with respect to such Company Plans.  Neither the Company nor any current or former ERISA Affiliate has sponsored, has contributed to, has or had an obligation to contribute to, or has any liability with respect to (x) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (y) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA) or (z) a plan subject to Section 302 of ERISA or Section 412 of the Code.

(b)           Neither the Company nor any ERISA Affiliate has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.  No fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Company Plan that could subject such fiduciary, the Company or any of the Subsidiaries of the Company to any material liability.  There is no pending or, to the Knowledge of the Company, threatened action, claim or lawsuit relating to any Company Plan (other than routine claims for benefits) that could result in a material liability.  There is no audit, inquiry or examination pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental body with respect to any Company Plan. All Company Plans that are intended by their terms to be, or are otherwise treated by the Company as, qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, are entitled to rely on a prototype opinion letter issued by the IRS, or a timely application for such determination is now pending and no circumstances exist (x) which could result in loss of such qualification under Section 401(a) of the Code or (ii) which could result in a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation.  Neither the Company nor any of its Subsidiaries has any liability or obligation under any Company Plan or otherwise to provide benefits after termination of employment to any person other than as required by Section 4980B of the Code or applicable state Law.  All contributions, premiums or other payments that are due have been paid on a timely basis with respect to each Company Plan

(c)           Except to the extent set forth in Sections 5.4 and any required distribution from the Company’s 401(k) Plan as a result of the termination of the Company’s 401(k) Plan in accordance with Section 5.11, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will or is reasonably expected to (i) entitle any current or former director, officer, employee or consultant of the Company to any payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation, (ii) result in the acceleration of payment, funding or vesting under any Company Plan or (iii) result in any forfeiture of or increase in benefits payable under any Company Plan.

(d)           Each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code, except for any failure that would not result in a material liability to the Company.  No person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code and no person is entitled to receive any additional payment as a result of the imposition of a Tax under Section 409A of the Code.

(e)           With respect to each Company Plan not subject to United States Law (a “Company Foreign Benefit Plan”), (i) the fair market value of the assets of each funded Company Foreign Benefit Plan, the liability of each insurer for any Company Foreign Benefit Plan funded through insurance or the reserve shown on the consolidated financial statements of the Company included in the Company SEC Documents for any unfunded Company Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the projected benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan based on reasonable, country specific actuarial assumptions and valuations and no transaction contemplated by this Agreement shall cause such assets or insurance obligations or book reserve to be less than such projected benefit obligations and (ii) each Company Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate regulatory authorities.

(f)           The Company, with respect to employees outside of the United States, (i) is not under any legal liability to pay pensions, gratuities, superannuation allowances or the like to any past or present directors, officers, employees or dependents of employees; (ii) has not made ex-gratia or voluntary payments by way of superannuation allowance or pension; and/or (iii) does not maintain and has not contemplated any pension schemes or arrangements for payment of the pensions or death benefits or similar arrangements.

Section 3.15           Compliance with Worker Safety and Environmental Laws.  Since January 1, 2009, the properties, assets and operations of the Company and its Subsidiaries are and have at all times been in compliance in all material respects with all applicable federal, state, local and foreign Laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”).  There have been no Releases of Hazardous Materials in, on, under or affecting any properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries that would require any material investigation or clean-up under Environmental Laws.  There is no material investigation, suit, claim, action or proceeding pending, or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to or arising under Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice of any such investigation, suit, claim, action or proceeding.  Neither the Company nor any of its Subsidiaries is subject to any material restriction on the sale or distribution of its products as a result of any existing or pending (but not yet final) requirement of Environmental Law, and such products are not subject to any material restriction regarding post-consumer use, handling or recycling.  Neither the Company nor any of its Subsidiaries has entered into or assumed, by Contract or operation of Law or otherwise, any material obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws that imposes ongoing obligations on the Company or any of its Subsidiaries.  To the Knowledge of the Company there are no facts, circumstances or conditions, and there has been no exposure to Hazardous Materials, that would reasonably be expected to form the basis for any material investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws.  The term “Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law, including certain metals (e.g., lead, mercury or cadmium), petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances. The term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through to the environment.

Section 3.16           Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining Contract or any labor Contract.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice or violation of state or local labor, wage and hour, or employment Laws with respect to any Persons employed by or otherwise performing services for the Company or any of its Subsidiaries (the “Company Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or threatened in writing against the Company or any of its Subsidiaries by the National Labor Relations Board, any state or federal agency, or any other third party with respect to the Company Business Personnel, except where such unfair labor practice, complaint, grievance or other administrative or judicial complaint, action or investigation would not, individually or in the aggregate, have a Company Material Adverse Effect.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.17           Intellectual Property.

(a)           Except for computer software licensed pursuant to a “shrink-wrap” or “click-wrap” agreement or pursuant to a commercially available license agreement with annual license fees less than $50,000, the Company and its Subsidiaries either own, free and clear of all Encumbrances except Permitted Encumbrances, or have a perpetual royalty-free right to use under a valid and enforceable license or other agreement, all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), that, to the Knowledge of the Company and its Subsidiaries, are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries.  Immediately following the Closing, the Company and its Subsidiaries will continue to have all such Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries is infringing, misappropriating or violating or has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party.  To the Knowledge of the Company, no third party infringes, misappropriates or violates, or since January 1, 2006 has infringed, misappropriated or violated, in any material respect any Intellectual Property Rights owned by or exclusively licensed by or to the Company or any of its Subsidiaries.

(b)           Section 3.17(b) of the Company Letter contains a list of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing; (ii) all United States and foreign patents and pending patent applications, (iii) all material registered United States and foreign copyrights and pending applications to register the same and (iv) all domain names, in each case owned by the Company and its Subsidiaries.

(c)           Except for objections or rejections in the normal course of patent and trademark application proceedings, (i) there are no actions, suits or claims or administrative proceedings or investigations pending or to the Knowledge of the Company threatened that challenge or question the Intellectual Property Rights of the Company or any of its Subsidiaries and (ii) the Company has not within the past three years received any written correspondence from any third party demanding that the Company, inviting the Company to, or suggesting that the Company is required to, license any Intellectual Property Rights from such third party.

(d)           Since January 1, 2009, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in the Intellectual Property Rights owned by them (“Owned Intellectual Property Rights”), and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of material confidential information that is owned, used or held by the Company and its Subsidiaries in the conduct of the business.  To the Knowledge of the Company, such material confidential information has not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure agreements which have not been breached.

(e)           All employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Owned Intellectual Property Rights (i) have at all times since their engagement or hire been and are a party to “work-for-hire” arrangements with Company or one of its Subsidiaries or (ii) have assigned to Company or one of its Subsidiaries all ownership of all tangible and intangible property arising in connection with the conception or development of such Owned Intellectual Property Rights.

Section 3.18           Information Technology; Security and Privacy.

(a)           All information technology and computer systems owned or leased by the Company or any of its Subsidiaries that are used in the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, that is used in or necessary for the conduct of the business of the Company and its Subsidiaries (collectively, “Company IT Systems”) have been maintained, in all material respects, in a commercially reasonably manner, and are in good working condition.  The Company and its Subsidiaries have in place a commercially reasonable disaster recovery program which provides for the regular back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course).

(b)           The use by the Company and its Subsidiaries of the data included in the Intellectual Property Rights that is material to the business of the Company and its Subsidiaries and contained in any database used or maintained by the Company or its Subsidiaries (collectively, the “Company Data”) does not violate the rights of any third party.  To the Knowledge of the Company, all computer programs included within the Owned Intellectual Property Rights are not licensed pursuant to a so-called “open source” license and do not incorporate any computer programs that are licensed pursuant to a so-called “open source” license.

(c)           The Company has established and is in material compliance with a written information security program or programs covering the Company and its Subsidiaries that the Company believes in good faith is reasonable and sufficient to protect Company Data and provide reasonable assurance that adequate internal controls can be maintained over Company IT Systems, and (i) includes adequate safeguards for the security, confidentiality, and integrity of transactions and confidential or proprietary Company Data and (ii) are designed to protect against unauthorized access to the Company IT Systems and Company Data.

Section 3.19           Insurance. Section 3.19 of the Company Letter sets forth a complete and accurate list of all insurance policies which are maintained by the Company or its Subsidiaries or which names the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received notice of cancellation of any such insurance policy or is in breach of, or default under, any such insurance policy. There is no material claim by the Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its assets or operations by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last five years prior.

Section 3.20           Opinion of Financial Advisor.  The Company has received the written opinion of Piper Jaffray & Co., dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Per Share Merger Consideration is fair to the Company’s shareholders from a financial point of view, a copy of which opinion has been delivered to Parent.

Section 3.21           State Takeover Statutes.  No further action is required by the Board of Directors of the Company (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger, the Amended Company Rights Agreement and the other transactions contemplated by this Agreement the restrictions on (i) a “control share acquisition” (as defined in Section 302A.011 of the MBCA) set forth in Section 302A.671 of the MBCA and (ii) “business combinations” with an “interested shareholder” (each as defined in Section 302A.011 of the MBCA) set forth in Section 302A.673 of the MBCA to the extent such restrictions would otherwise be applicable to this Agreement, the Merger, the Amended Company Rights Agreement and the other transactions contemplated by this Agreement, and accordingly, none of the foregoing sections or any other Minnesota antitakeover or similar statute applies to any such transactions.  To the Knowledge of the Company, no other state takeover statutes or charter or bylaw provisions are applicable to the Merger, the Amended Company Rights Agreement, this Agreement or the transactions contemplated hereby.

Section 3.22           Required Vote of Company Shareholders.  The affirmative vote of the holders of a majority of the outstanding Company Shares is required to approve and adopt this Agreement.  No other vote of the securityholders of the Company is required by Law, the Company Charter, the Company Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

Section 3.23           Brokers.  No broker, investment banker or other Person, other than Piper Jaffray & Co., the fees and expenses of which (in an amount that has been separately provided to Parent) will be paid by the Company (as reflected in an agreement between Piper Jaffray & Co. and the Company, dated August 2, 2011, a redacted copy of which has been furnished to Parent), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.24           Regulatory Compliance.

(a)           As to each product or product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed and/or marketed by or on behalf of the Company or any of its Subsidiaries (each such product or product candidate, a “Medical Device”, a “Biologic”, a “Drug”, a Human Cell, Tissues, and Cellular and Tissue-Based Product (a “HCT/P”)), each such Medical Device, Biologic, Drug or HCT/P is being or has been developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and the regulations of the FDA promulgated thereunder and similar Laws, including those relating to investigational use, premarket clearance, listing, approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic, a new Drug or a new HCT/P, good manufacturing practices, quality systems regulations, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic, Drug or HCT/P by the Company or any of its Subsidiaries of any Law.

(b)           No Medical Device, Biologic, Drug or HCT/P is under consideration by the Company or, to the Company’s Knowledge, by any Governmental Entity for or has been recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons that are not in any way related to safety, regulatory requirements, noncompliance with any Law or any other similar reason) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic, Drug or HCT/P are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.

(c)           As to each Medical Device, Biologic, HCT/P or Drug of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, biological license application, new drug application, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 355, 360 and 360e, 42 U.S.C. §262 and 21 C.F.R. Parts 312, 314, 600 and 601, 807, 812 or 814, respectively, as applicable, and similar Laws and all terms and conditions of such applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. As to each such Medical Device, Biologic, HCT/P or Drug of the Company, the Company and any relevant Subsidiary of the Company, and the officers, employees or agents of the Company or such Subsidiary, have included in the application for such Medical Device, Biologic, HCT/P or Drug of the Company, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company and its Subsidiaries are in compliance in all material respects with all applicable registration requirements set forth in 21 U.S.C. § 360, 42 U.S.C. § 262 and 21 C.F.R. Part 207, 601 and 807 and all similar Laws.

(d)           No article of any Medical Device, Biologic, Drug or HCT/P manufactured and/or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (iii) a product that is in violation of 21 U.S.C. §§ 355, 360, 350e, 42 U.S.C. § 262 and 21 C.F.R 1271 (or similar Laws), in any manner which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)           Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law.  Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”) or any similar Law.

(f)           Neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (i) commenced, or threatened to initiate, any action to enjoin the distribution of any Medical Device, Biologic, Drug or HCT/P or (ii) commenced, or threatened to initiate, any action to enjoin the manufacture of any Medical Device, Biologic, Drug or HCT/P produced at any facility where any Medical Device, Biologic, Drug or HCT/P is manufactured, tested, processed, packaged or held for sale.

(g)           To the Knowledge of the Company, there are no material investigations, suits, claims, actions or proceedings against or affecting the Company or any of its Subsidiaries relating to or arising under (i) the FDCA and the regulations of the FDA promulgated thereunder or similar Laws, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws or (v) the Foreign Corrupt Practices Act.

(h)           Each of the Company and its Subsidiaries has in effect all material Company Permits under the FDCA and the regulations of the FDA promulgated thereunder (such Company Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the revocation or cancellation of any such Regulatory Permit.

Section 3.25           Relationships with Customers and Suppliers.  Since October 31, 2010, no customer or supplier of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to terminate its relationship with the Company or the applicable Subsidiary, or, since October 31, 2010, decreased or limited in any material respect, or provided notice to the Company or any of its Subsidiaries of its intent, or, to the Knowledge of the Company, threatened, to decrease or limit in any material respect, its purchases from or sales to the Company or any of its Subsidiaries.

Section 3.26           Rights Agreement.  The Company has amended the Rights Agreement to provide that: (a) none of the Parent, any of its stockholders nor any of their respective Affiliates or Associates (as such terms are defined in the Rights Agreement), shall be deemed to be an Acquiring Person (as defined in the Rights Agreement) as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) neither a Stock Acquisition Date (as defined in the Rights Agreement) nor a Distribution Date (as defined in the Rights Agreement) shall be deemed to occur as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) the Rights (as defined in the Rights Agreement) will not separate from the Company Shares as a result of the execution, delivery or performance of this Agreement, the Voting Agreements or the consummation of the Merger or any of the other transactions contemplated by this Agreement; (d) the Rights Agreement is inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement; and (e) the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time (the Rights Agreement, as so amended, being referred to as the “Amended Company Rights Agreement”).

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1           Conduct of Business Pending the Merger.  Except as expressly permitted by clauses (a) through (v) of this Section 4.1, during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (including with respect to research, development and clinical trial activities and programs) and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with the intention that its goodwill and ongoing business shall be unimpaired at the Effective Time.  Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter (with specific reference to the applicable subsection below), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)           (i)  declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such other than dividends or distributions from wholly owned Subsidiaries of the Company to the Company or other wholly owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities;

(b)           (i) authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber or subject to any Encumbrance or agree or commit to issue, deliver, sell, pledge, dispose of, grant, transfer or encumber or subject to any Encumbrance any shares of its capital stock, any other voting securities or equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or any securities convertible into or exchangeable for, or any rights, warrants or options of any kind to acquire, any such shares, voting securities, equity equivalent, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, or convertible or exchangeable securities (other than the issuance of Company Shares (A) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms or (B) pursuant to the rights outstanding under the ESPP on the date hereof, in accordance with their terms as of the date hereof, subject to Section 5.4), (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire any shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interests;

(c)           amend or propose to amend its certificate of incorporation or bylaws or other comparable organizational documents;

(d)           acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than assets acquired in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(e)           sell, transfer, lease, license (as licensor of Intellectual Property Rights of the Company), mortgage, pledge, encumber or subject to any Encumbrance, or otherwise dispose of any of its properties or assets, other than sales, leases or licenses of products or services in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries, taken as a whole;

(f)           (i) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise), any such indebtedness or other obligations of another Person or make any loans, advances or capital contributions to, or other investments in, any other Person, other than indebtedness, obligations, loans, advances, capital contributions and investments between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any of the wholly owned Subsidiaries of the Company or (iv) enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in the ordinary course of business, and in amounts and on terms consistent with past practice, in an aggregate amount up to $100,000;

(g)           alter (through merger, liquidation, dissolution, reorganization, restructuring, recapitalization or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

(h)           enter into, adopt or amend any Company Plan, collective bargaining agreement or employment or consulting Contract, except as required by applicable Law;

(i)           increase the compensation or benefits payable or to become payable to its directors, officers or employees (except, in the case of employees below the level of Vice President, for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries) or grant any severance, change of control, retention or termination pay to, or enter into or amend any employment, change of control, retention or severance Contract with, any current or former director, officer or employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or, except as may be required to comply with applicable Law, amend or take action to enhance or accelerate any rights or benefits under, any labor, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, Contract, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee;

(j)           knowingly violate or knowingly fail to perform any obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local Law;

(k)           make or adopt any change to its accounting methods, practices or policies (other than actions required to be taken by GAAP or Regulation S-X of the Exchange Act);

(l)           (i) enter into, amend, cancel, terminate, extend or request any material change in, or agree to any material change in, any Company Contract (or any other Contract to the extent such action would cause such Contract to be a Company Contract), other than in the ordinary course of business consistent with past practice or (ii) waive, release or assign, in any respect, any material rights under any Company Contract (or any other Contract to the extent such action would cause such Contract to be a Company Contract);

(m)           enter into any Contract, or amend or extend any existing Contract, (i) that would, after the Effective Time, restrict the Company or any of its Affiliates with respect to engaging in any line of business or in any geographical area, (ii) that contains exclusivity, most favored nation pricing or non-solicitation provisions with respect to any customer or supplier that would, after the Effective Time, apply to Parent or any of its Affiliates or (iii) that would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement;

(n)           authorize, or enter into any commitment for, any capital expenditures not contemplated by capital expenditure budgets made available to Parent and exceeding $500,000 for any one project or series of related projects;

(o)           waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date of this Agreement, or incurred in the ordinary course of business consistent with past practice;

(p)           initiate any material litigation or arbitration proceeding or settle or compromise any material litigation or arbitration proceeding or any claim involving intellectual property;

(q)           enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;

(r)           (i) enter into (A) any material line of business in the United States other than the line of business in the United States in which the Company and its Subsidiaries is currently engaged or (B) any line of business outside of the United States other than the line of business outside of the United States in which the Company and its Subsidiaries is currently engaged, in each case as of the date of this Agreement or (ii) distribute products or services (A) in the United States other than the products and services that the Company and its Subsidiaries are currently distributing in the United States or (B) to any country outside the United States other than the products and services that the Company and its Subsidiaries are currently distributing outside the United States, in each case as of the date of this Agreement;

(s)           (i) other than in the ordinary course of business consistent with past practice and for an amount which is less than $250,000 in the aggregate, enter into any Contracts relating to research, development, sale, supply, marketing or manufacturing by third parties of products (including products under development) of the Company or any Subsidiary of the Company or products (including products under development) licensed by the Company or any Subsidiary of the Company, (ii) other than in the ordinary course of business consistent with past practice and for an amount which is less than $250,000 in the aggregate, enter into any Contracts relating to clinical trials or (iii) initiate, launch or commence any sale, marketing, distribution, co-promotion or any similar activity with respect to any new product (including products under development) in or outside the United States;

(t)           convene any annual or special meeting (or any adjournment thereof) of the shareholders of the Company other than the Company Shareholder Meeting;

(u)           authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing; or

(v)           take any action, or omit to take any action, where such action or omission would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement except as otherwise expressly permitted under Section 4.2.

None of the covenants contained in this Section 4.1 is intended to give Parent or Merger Sub the right to control or direct the Company’s or any of its Subsidiary’s operations prior to the Effective Time.  Prior to the Effective Time, the Company and its Subsidiaries shall exercise, in accordance with the terms and conditions of this Agreement, operational control over their respective businesses, assets and properties.

Section 4.2           No Solicitation.

(a)           From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director, employee, agent, financial advisor, attorney, accountant, investment banker or other advisor or representative (“Representatives”) of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making, announcement or submission of, any Alternative Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to an Alternative Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract contemplating, providing for, relating to or in connection with, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (iii) knowingly furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Alternative Proposal; (iv) approve, endorse or recommend any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal or (v) enter into, continue or otherwise participate in any discussions or negotiations (including furnishing any information) regarding any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal.  Without limiting the foregoing, it is agreed that (x) any violation of the restrictions set forth in this Section 4.2(a) by any of the Company or its Subsidiaries or their respective directors, officers, employees or Representatives and (y) any violation of the restrictions set forth in Section 4.3 of the Voting Agreement shall be deemed to be a breach of this Section 4.2(a) by the Company.  The Company will, and will cause each of its Subsidiaries and each of the directors, officers, employees and Representatives of the Company and its Subsidiaries to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.  The Company will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Alternative Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of the Company or any of its Subsidiaries.  The Company agrees that it will take the necessary steps to promptly inform its directors, officers, employees and Representatives of the obligations undertaken in this Section 4.2.

(b)           Notwithstanding anything to the contrary contained in Section 4.2(a) or elsewhere in this Agreement, in the event that the Company receives after the date of this Agreement and prior to obtaining the Company Shareholder Approval, an unsolicited, bona fide written Alternative Proposal that did not result from any breach of any of the provisions in this Section 4.2 and that the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) to be a Superior Proposal or to be reasonably likely to result in a Superior Proposal, the Company may, in response to such Alternative Proposal, subject to compliance with this Section 4.2 and receiving from such Person an executed confidentiality agreement containing terms no less favorable to the Company than the terms of the Confidentiality Agreement (provided that such confidentiality agreement may contain a less restrictive or no standstill restriction for any Person or any of such Person’s Affiliates not already subject to a confidentiality agreement with the Company, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable), then (i) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal; provided that, contemporaneously with furnishing any such information to such Person, it furnishes such information to Parent and (ii) engage in discussions or negotiations with such Person with respect to such Alternative Proposal; provided that, at least one Business Day prior to furnishing any such information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions or negotiations with, such Person.  It is understood that the Company may enter into negotiations solely with respect to entering into a confidentiality agreement with a Person who has made an unsolicited, bona fide written Alternative Proposal that is or is reasonably likely to result in a Superior Proposal without breaching, or being deemed to breach, this Section 4.2.

The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing information to Parent that is required to be provided under this Section 4.2.

(c)           In addition to the obligations of the Company set forth in Sections 4.2(a), 4.2(b) and 4.2(d), as promptly as practicable (and in any event within one Business Day) after receipt of any Alternative Proposal or any request for nonpublic information or any inquiry that, in any such case, relates in any way to, or would reasonably be expected to lead to, any Alternative Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Alternative Proposal, request or inquiry, and the identity of the Person or group making any such Alternative Proposal, request or inquiry and a copy of all written materials provided to it in connection with such Alternative Proposal, request or inquiry.  In addition, the Company shall provide Parent as promptly as practicable (and in any event within one Business Day) with such information as is reasonably necessary to keep Parent fully informed of all material written communications regarding, and the status and changes to the economic or other material terms of, any such Alternative Proposal, request or inquiry, and shall provide, as promptly as reasonably practicable, to Parent a copy of all material written communications (including material written communications provided by email or otherwise in electronic format) provided by or to the Company, any of its Subsidiaries or any of their Representatives in connection with such Alternative Proposal, request or inquiry.  The Company shall provide Parent with forty eight (48) hours prior written notice, or if such meeting is scheduled on less than 48 hours notice then as promptly as practicable prior to such meeting, of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Alternative Proposal.

(d)           Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, (i) (A) withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withhold, withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Board of Directors or any committee thereof of this Agreement, the Plan of Merger, the Merger or the other transactions contemplated by this Agreement or make any public statement in connection with such recommendations by the Company’s Board of Directors or Company Shareholder Meeting or in reference to an Alternative Proposal, that is inconsistent with the recommendation of the Company’s Board of Directors to the Company’s shareholders to approve the Merger and adopt the Plan of Merger, (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Alternative Proposal or (C) (1) fail to publicly reaffirm the recommendation of the Company’s Board of Directors to the Company’s shareholders to approve the Merger and adopt the Plan of Merger, or fail to publicly state that the Merger and this Agreement are in the best interest of the Company’s shareholders, within five Business Days after Parent requests in writing that such action be taken; (2) fail to publicly announce, within five Business Days after a tender offer or exchange offer relating to the securities of the Company and, in each case, which is an Alternative Proposal, shall have been commenced, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender or exchange offer; or (3) fail to issue publicly, within five Business Days after an Alternative Proposal is publicly announced, a press release announcing its opposition to such Alternative Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding or any tender offer (A) constituting, or relating to, any Alternative Proposal or (B) requiring it (or that would require it) to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 4.2(d) or in any other provision of this Agreement, the Board of Directors of the Company may make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(f) and (solely with respect to clause (x) of this sentence) concurrently enter into a definitive agreement with respect to such Superior Proposal, if and only if either (x) such action is taken in response to a Superior Proposal that was made after the date of this Agreement and that did not otherwise result from a breach of this Section 4.2 or (y) in the absence of a Superior Proposal, there are material events or changes in circumstances after the date hereof that were neither known to nor reasonably foreseeable by the Company as of or prior to the date hereof, that materially improve the financial condition, results of operations or prospects of  the Company and its Subsidiaries and that do not relate to (1) an Alternative Proposal, (2) any events or changes in circumstances relating to Parent or Merger Sub (or any of their respective Affiliates), (3) clearance of the Merger under the HSR Act or any other Antitrust Laws or (4) the fact, in each case in and of itself, that the Company meets or exceeds any internal or published projections, forecasts or estimates of its revenue, earnings or other financial performance or results of operations for any period ending on or after the date hereof, or changes after the date of this Agreement in the market price or trading volume of the Company Common Stock or any credit rating of the Company (provided that the events or changes giving rise to or contributing to such material improvement or improvements may be taken into account in making the determination under this clause (y)) (an “Intervening Event”); provided that all of the following conditions in clauses (i) through (vi) are met, as applicable:

(i)           in the case of a Company Adverse Change Recommendation or termination in response to a Superior Proposal, such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal;

(ii)           the Company Shareholder Approval has not been obtained;

(iii)           the Company has (A) provided to Parent four (4) Business Days’ prior written notice which shall state expressly (1) that it has received a Superior Proposal or that there has been an Intervening Event, (2) the material terms and conditions of any Superior Proposal (including the per share value of the consideration offered therein and the identity of the Person or group of Persons making the Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the Person or group of Persons making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Transaction Agreement”) (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new four (4) Business Day period), (3)  the material details of any Intervening Event (including specifying the estimated dollar value or range of estimated dollar values attributed to such Intervening Event) and (4) that it intends to terminate this Agreement, and the manner in which it intends to do so, and (B) prior to terminating this Agreement, to the extent requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that, in the case of a Superior Proposal, the transaction contemplated by the Alternative Transaction Agreement ceases to constitute a Superior Proposal or, in the case of an Intervening Event, that causes the Company’s Board of Directors not to adopt a Company Adverse Recommendation Change;

(iv)            the Company shall have complied with this Section 4.2;

(v)           the Company pays all fees and expenses as required pursuant to Section 7.3; and

(vi)           the Company’s Board of Directors determines in good faith, after having consulted with its outside legal counsel, that, in light of the Superior Proposal or Intervening Event, a failure to make a Company Adverse Recommendation Change would reasonably constitute a breach of the fiduciary duties of the Company’s Board of Directors to the Company’s shareholders under applicable Law.

(e)           Notwithstanding anything to the contrary in Section 4.2(a) or 4.2(d), prior to the Company Shareholder Meeting, nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or publicly disclosing the existence of an Alternative Proposal to the extent the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to make such disclosure is reasonably likely to result in a breach of its fiduciary duties to the Company’s shareholders under applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.2(d) (it being understood that any accurate disclosure of factual information required to be made under applicable Law shall not be considered a modification prohibited by Section 4.2(d) and that the issuance of any “stop, look and listen” communication under Rule 14d-9(f) of the Exchange Act would not violate Section 4.2(d)).

Section 4.3           Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive, or permit the release of any Person from, any provision of any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, and will use commercially reasonable efforts to cause each such agreement to be enforced at the request of Parent, including obtaining injunctions to prevent any breaches of, and to enforce specifically, such agreements.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1           Preparation of the Proxy Statement.  Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Shareholders at the earliest practical time.  The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with such actions.  Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger.  Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company (a) shall provide Parent an opportunity to review and comment on such document or response and (b) shall include in such document or response all comments reasonably proposed by Parent; provided that Parent shall use commercially reasonable efforts to provide or cause to be provided its comments to the Company as promptly as reasonably practicable after such document or response is transmitted to Parent for its review. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

Section 5.2           Company Shareholder Meeting.

(a)           The Company will, as soon as practicable following the date on which the SEC’s comments to the Proxy Statement, if any, are resolved, establish a record date for, duly call, give notice of, convene and hold a meeting of shareholders (the “Company Shareholder Meeting”) for the purpose of the Company’s shareholders duly approving the Merger and adopting the Plan of Merger (the “Company Shareholder Approval”) and to vote, on an advisory basis, on a proposal to approve the compensation that may be payable to the Company’s named executive officers in connection with the Merger (a “say-on-golden parachute compensation” vote) as required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, and shall not submit any other proposals to such holders without the prior written consent of Parent.  The Company shall take all action necessary in accordance with applicable Law and the Company Charter and Company Bylaws to duly call, give notice of, and convene the Company Shareholder Meeting. Subject to Section 4.2(d), the Company shall (i) solicit from the Company’s shareholders entitled to vote at the Company Shareholder Meeting proxies in favor of such approval and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the MBCA or this Agreement to effect the Merger.  The Company shall ensure that all proxies solicited by the Company and its Subsidiaries and their Representatives in connection with the Company Shareholder Meeting are solicited in compliance with all applicable Laws.

(b)           The Company shall, through its Board of Directors, recommend to its shareholders approval of the Merger and adoption of the Plan of Merger, shall use commercially reasonable efforts to solicit such approvals and adoption by its shareholders and such Board of Directors or committee thereof shall not, directly or indirectly, withhold, withdraw, qualify, amend or modify in a manner adverse to Parent such recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interest of the Company and its shareholders or resolve or propose to do any of the foregoing, except to the extent expressly permitted by Section 4.2(d).  The Proxy Statement shall include the recommendation of the Board of Directors of the Company, subject to any modification, amendment or withdrawal thereof, and the Company represents that Piper Jaffray & Co. has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

Section 5.3           Access to Information; Confidentiality.  The Company shall afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries’ properties, books, Contracts and records but only to the extent that such access is not prohibited by applicable Law and does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it after the date of this Agreement pursuant to the requirements of Federal or state securities Laws, other than any such report, schedule, registration statement or other document that is available in unredacted form on EDGAR, (b) a copy of each correspondence or written communication, other than immaterial correspondence and written communication, with any United States Federal or state Governmental Entity and (c) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such copies or other information to the extent that doing so would result in a violation of applicable Law or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a violation of applicable Law or loss of attorney-client privilege). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement and shall otherwise comply with the Confidentiality Agreement with respect to such information; provided that the Confidentiality Agreement shall terminate at the Effective Time. No investigation pursuant to this Section 5.3 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

Section 5.4           Company Stock Options and ESPP.

(a)           As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company’s 2006 Stock Incentive Plan, the ESPP and any other plan pursuant to which stock options or employee stock purchase rights are outstanding (collectively, the “Company Stock Plans”) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i)           adjust the terms of all outstanding Company Stock Options, whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled to receive the cash payment described in Section 1.5(e); and

(ii)           make such other changes to the Company Stock Plans as the Company and Parent may agree are appropriate to give effect to the Merger.

(b)           As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participation following the date of this Agreement shall be limited to those employees who participate on the date of this Agreement, (ii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iii) no offering period shall be commenced after the date of this Agreement, (iv) each participant’s outstanding right to purchase Company Shares under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP); provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (v) assuming the occurrence of the Effective Time, the ESPP shall terminate immediately following such purchases of Company Shares.

(c)           All amounts payable pursuant to Sections 5.4(a) and 5.4(b) shall be subject to any required withholding of Taxes and shall be paid without interest as soon as practicable following the Effective Time.

(d)           The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or other stock-based award (or former holder of a Company Stock Option or other stock-based award) or any current or former participant in any Company Stock Plan or Company Plan shall have any right thereunder to acquire any capital stock of the Company, the Surviving Corporation or their Subsidiaries or any other equity interest therein (including “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units).

(e)           Prior to the Effective Time, the Company shall take all steps reasonably required to cause the transactions contemplated by this Section 5.4 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.5           Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, except with respect to filings under the HSR Act and matters involving Antitrust Laws (which shall be governed by Section 5.6), each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, submissions of information, applications and other documents, and to obtain all Company Permits which are material to the Company and its Subsidiaries, taken as a whole, with respect to the transactions contemplated by this Agreement.

Section 5.6           HSR and Competition Filings.

(a)           As promptly as reasonably practicable (but in no event later than ten (10) Business Days after the date of this Agreement), each of Parent and the Company shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable (the “HSR Filings”) and in any other jurisdictions in which a competition filing may be required.

(b)           Upon and subject to the terms of this Section 5.6, Parent and the Company shall, and shall cause their respective Subsidiaries to (i) use their commercially reasonable efforts to obtain prompt termination of any waiting period under the HSR Act or other Antitrust Laws; (ii) cooperate and consult with each other in connection with the making of all HSR Filings and any other material actions pursuant to this Section 5.6, including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Antitrust Authority and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Antitrust Authority and any other information supplied by such party and such party’s Subsidiaries to an Antitrust Authority or received from an Antitrust Authority in connection with such HSR Filings or any applicable Antitrust Laws in connection with the transactions contemplated by this Agreement; provided, however, that materials may be redacted before being provided to the other party (A) to remove references concerning the valuation of Parent, the Company, or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege concerns or reasonable confidentiality concerns that cannot be addressed by limiting the distribution of the document to outside counsel; (iii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Antitrust Authority; and (iv) promptly inform the other party of any communications with, and inquiries or requests for information from, such Antitrust Authority in connection with the transactions contemplated by the Agreement and permit the other party to participate in such communications to the extent permitted by the Antitrust Authority (with the same provisos as in clauses (ii)(A)-(C) of this Section 5.6(b)).  In furtherance and not in limitation of the covenants of the parties contained in Section 5.6(a) and this Section 5.6(b), each party agrees to cooperate and use its commercially reasonable efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Antitrust Authority reviewing the transactions contemplated by this Agreement, including by providing (as promptly as practicable) such information as may be requested by such Antitrust Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

(c)           If any objections are asserted by any Antitrust Authority with respect to the transactions contemplated hereby, or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or an Order is issued enjoining the transactions contemplated by this Agreement, in each case under any applicable Antitrust Law, Parent shall, subject to the provisions of this Section 5.6, use its commercially reasonable efforts to resolve any such objections or challenge as such Antitrust Authority may have to such transactions under such Law or to have such Order vacated, reversed or otherwise removed in accordance with applicable legal procedures with the goal of enabling the transactions contemplated by this Agreement to be consummated by the Outside Date (as hereinafter defined), and the Company shall use its commercially reasonable efforts to assist Parent in effectuating the foregoing; provided, however, that (i) the Company shall not take any of the foregoing actions without the prior written consent of Parent, (ii) Parent shall not take any of the foregoing actions without the prior written consent of the Company if such actions would bind the Company to take any action (including paying money or entering into any other obligation) and (iii) that such action shall be conditioned on the consummation of the Merger.

(d)           Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be obligated to agree (and failure to so agree shall not constitute a failure by Parent to satisfy its “commercially reasonable efforts” obligations as provided in this Section 5.6), and neither the Company nor any Subsidiary shall agree without Parent’s prior written consent, to take any action or accept any condition, restriction, obligation or requirement with respect to Parent, the Company, their respective Subsidiaries or their and their respective Subsidiaries’ assets if such action, condition, restriction, obligation or requirement (i) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to sell, license, transfer, assign, lease, dispose of or hold separate any business or assets, (ii) would reasonably be expected to result in any limitations on Parent, the Company or their respective Subsidiaries to own, retain, conduct or operate all or a material portion of their respective businesses or assets or (iii) would reasonably be expected to require Parent, the Company or their respective Subsidiaries to grant any material right or commercial or other accommodation to, or enter into any commercial contractual or other commercial relationship with, any third party, if the actions referred to in the foregoing (i) – (iii), individually or in the aggregate, would be material to the business or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole.

Section 5.7           Public Announcements.  The parties agree that the initial press release(s) to be issued with respect to the transactions contemplated by this Agreement shall be in the form(s) heretofore agreed to by the parties. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent at all reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 5.8           State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become, or purport to become, applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such statute or regulation on the transactions contemplated hereby.

Section 5.9           Indemnification; Directors and Officers Insurance.

(a)           For a period of six (6) years after the Effective Time (and until such later date as of which any Action commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the obligations (including both indemnification and advancement of expenses) of the Company and its Subsidiaries under the articles of incorporation or any bylaws of the Company or its Subsidiaries or indemnification agreements, in each case, in effect immediately prior to the date of this Agreement and disclosed to Parent for the benefit of any of its current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”).

(b)           Parent shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially similar (with respect to limits and deductibles) to the Company’s existing policy or, if substantially similar insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid prior to the date of this Agreement (the “Company’s Current Premium”).  If such premiums for such insurance would at any time exceed 250% of the Company’s Current Premium, then Parent shall use its reasonable efforts to cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to 250% of the Company’s Current Premium.  The Company represents to Parent that the Company’s Current Premium is $115,000.

Section 5.10           Notification of Certain Matters.  Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of  (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or, unless the impairment or delay constituting such Parent Material Adverse Effect results from any failure of the conditions set forth in Article VI to be satisfied, a Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11           Employee Benefit Plans and Agreements.    Parent shall use commercially reasonable efforts to cause each Parent Plan covering employees of the Company or its Subsidiaries to recognize prior, continuous service of such employees with the Company and its Subsidiaries as service with Parent and its Subsidiaries (i) for purposes of any waiting period and eligibility requirements (and for purposes of determining the amount of severance payable under any severance plan or arrangement maintained by Parent or its Subsidiaries) under any Parent Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA) (to the extent permitted under the terms of the insurance policy of any insured benefit plans) and (ii) for purposes of eligibility (including eligibility for early retirement benefits) and vesting (but not benefit accrual) under any Parent Plan that is a “pension plan” (as defined in Section 3(2) of ERISA), to the extent such service was recognized for such purposes under the applicable Company Plan.  In addition, subject to approval by Parent’s benefit plan administrative committee, for each Parent Plan that is a “welfare plan” (as defined in Section 3(1) of ERISA that Parent makes available to such employees in lieu of a similar Company Plan), Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by employees of the Company or its Subsidiaries and covered dependents of such employees during the portion of the plan year of the applicable Company Plan in which such employees participated immediately before the Effective time, ending on the date such employees’ participation in the corresponding Parent Plan begins, to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan (to the extent permitted under the terms of the insurance policy of any insured benefit plans).  Prior to the Effective Time (but not earlier than five (5) Business Days prior to the Effective Time), the Company shall (unless otherwise instructed by the Buyer prior to the taking of such actions) take all such actions as are necessary, including without limitation, adoption of board resolutions or consents dated no later than the day immediately prior to the Effective Time, to terminate the Company’s 401(k) Plan, effective no later than the day immediately prior to the Effective Time.  Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s, the Company’s or any of their Subsidiaries’ ability to amend, modify or terminate any benefit plan, program, agreement or arrangement, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 5.12           Tax and Accounting Matters. During the period from the date of this Agreement to the Effective Time:

(a)           Except as required by applicable Tax Law or with Parent’s prior written consent, neither the Company nor any of its Subsidiaries will (i) make or change any material Tax election, (ii) file any material amended Tax Return, (iii) agree to any material adjustment of any Tax attribute, (iv) change (or make a request to any Governmental Entity to change) any of its methods of reporting income or deductions for Federal income Tax purposes, (v) file any claim for a material refund of Taxes, (vi) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment that could adversely affect Parent’s Tax liability, (vii) make any change in any financial or Tax accounting principle, method or practice, other than as required by GAAP, the SEC, the Public Company Accounting Oversight Board, applicable Law or as recommended by the Company’s independent auditor or (viii) settle or compromise any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any material amount of Tax or enter into any material closing agreement that could adversely affect Parent’s Tax liability for any taxable period beginning on or after the Effective Time.

(b)           The Company and each of its Subsidiaries will retain all books, documents and records reasonably necessary for the preparation of Tax Returns.

Section 5.13           Certain Litigation. The Company shall promptly advise Parent orally and in writing of any Action commenced after the date of this Agreement against the Company or any of its directors by any shareholder of the Company relating to this Agreement, the Merger and the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation.  The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such Action and shall consider Parent’s views with respect to such Action and shall not settle any such Action without the prior written consent of Parent.

ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by Parent and the Company at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approval.  The Company Shareholder Approval shall have been obtained in accordance with applicable Law and the Company Charter and the Company Bylaws.

(b)           No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court or agency of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, engage in business activities that prohibits the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall have been issued and remain in effect, and no Law shall have been enacted, issued, enforced, entered, or promulgated that prohibits or makes illegal the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c)           Antitrust Laws. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.  All filings with or permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Antitrust Authority (other than pursuant to the HSR Act) required to consummate the Merger shall have been obtained or filed or shall have occurred.

Section 6.2           Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver by the Company at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations.  Each of Parent and Merger Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub contained in Sections 2.2 and 2.5 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (ii) the other representations and warranties of Parent and Merger Sub shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except where all failures of such representations and warranties to be so true and correct (without giving effect to any Parent Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

(c)           Officer’s Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the date of Closing, as to the satisfaction of the conditions set forth in Sections 6.2(a) and 6.2(b).

Section 6.3           Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Parent at or prior to the Effective Time of the following additional conditions:

(a)           Performance of Obligations.  The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.

(b)           Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.2 shall be true and correct in all respects (except for any de minimis inaccuracy) as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation and warranty shall be true and correct in all respects as of such earlier date), (ii) the representations and warranties of the Company contained in Sections 3.3, 3.21, 3.22, 3.23 and 3.26 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (iii) the other representations and warranties of the Company shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty speaks as of an earlier date, in which case, such representation or warranty shall be true and correct in all respects as of such earlier date), except in the case of this clause (iii) where all failures of such representations and warranties to be so true and correct (without giving effect to any Company Material Adverse Effect or materiality qualifications), has not had, or would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(d)           Officer’s Certificate. Parent shall have received a certificate of an executive officer of the Company, dated as of the date of Closing, as to the satisfaction of the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)           if the Merger shall not have been consummated on or before June 12, 2012 (as extended as set forth below, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose breach of a representation, warranty or covenant in this Agreement has been a principal cause of the failure of the Merger to be consummated on or before the Outside Date; provided, further, that if any condition set forth in Section 6.1(c) shall not have been satisfied on June 12, 2012, then provided that the other conditions to Closing (other than conditions that by their nature are to be satisfied on the date of the Closing) shall have been satisfied, at the election of either Parent or the Company by written notice to the other party, the Outside Date may be extended until December 12, 2012; or

(ii)           if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, in either case, (A) on the basis that the Merger and the transactions contemplated thereby are violative of any Antitrust Law or (B) for any reason other than as contemplated by Section 7.1(b)(ii)(A), and, in each case, such order decree, ruling or action shall have become final and nonappealable; provided, however, that the right to terminate under this Section 7.1(b)(ii) shall not be available to any party whose breach of this Agreement has been the principal cause of such action; or

(c)           by Parent (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of the Company set forth in this Agreement or (ii) the Company is then failing to perform any of its covenants or other agreements set forth in this Agreement such that, in the case of either clause (i) or (ii), the conditions to closing set forth in Section 6.3(a) or 6.3(b), as applicable, would not be satisfied as of the time of such termination  and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company;

(d)           by the Company (provided it is not then in material breach of any of its obligations under this Agreement) if (i) there is any continuing inaccuracy in the representations and warranties of Parent and Merger Sub set forth in this Agreement or (ii) Parent or Merger Sub are then failing to perform any of their covenants or other agreements set forth in this Agreement such that, in the case of either clause (i) or (ii), the conditions to closing set forth in Section 6.2(a) or 6.2(b), as applicable, would not be satisfied as of the time of such termination and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the Company to Parent;

(e)           by Parent or the Company, if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting, or at any adjournment or postponement thereof, at which the final vote thereon was taken;

(f)           by the Company, at any time prior to obtaining the Company Shareholder Approval, if (in each case subject to the Company’s compliance with this Agreement, including Section 4.2) (i) the Board of Directors of the Company (or any committee thereof) authorizes the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and the Company enters into such definitive agreement concurrently with such termination or (ii) the Board of Directors of the Company (or any committee thereof) effects a Company Adverse Recommendation Change as a result of an Intervening Event, and, in either case, as a condition to the effectiveness of such termination, the Company pays the Termination Fee (and any other expenses payable) in accordance with the procedures and within the time periods set forth in Section 7.3; provided, however, that such proposal continues to constitute a Superior Proposal or, in the case of an Intervening Event, continues to result in the Company’s Board of Directors determining that a failure to effect a Company Adverse Recommendation Change as a result of the Intervening Event would constitute a violation of its fiduciary duties to the Company’s shareholders;

(g)           by Parent if (i) the Board of Directors of the Company or any committee thereof (A) shall not have recommended or shall have effected a Company Adverse Recommendation Change or shall have failed to include its recommendation of the approval and adoption of this Agreement by the Company’s shareholders in the Proxy Statement, (B) shall have taken any other action or made any other statement in connection with the Company Shareholder Meeting inconsistent with such recommendation that the shareholders of the Company approve and adopt this Agreement and approval or (C) shall have publicly announced its intention to do any of the foregoing; or (ii) the Company has breached its obligations under Section 4.2; or

(h)           by Parent if there shall have been a Company Material Adverse Effect and such Company Material Adverse Effect is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by Parent to the Company.

The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

Section 7.2           Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of the Company, Parent, Merger Sub or their respective officers or directors (except for the penultimate sentence of Section 5.3, the entirety of Sections 7.2 and 7.3 and the entirety of Article VIII, all of which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the willful breach of any covenant contained in this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

Section 7.3           Payments.

(a)           Company Termination Fee.

(i)            In the event that Parent terminates this Agreement pursuant to Section 7.1(g), then the Company shall pay to Parent $9,750,000 (the “Termination Fee”) as promptly as possible (but in any event within one (1) Business Day) following such termination.

(ii)           In the event that the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent the Termination Fee concurrently with any such termination.

(iii)           In the event that (A) prior to the termination of this Agreement, any Alternative Proposal is proposed or disclosed prior to the Termination Date, and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b)(i) or this Agreement is terminated by Parent pursuant to Section 7.1(c) or (B) prior to the Company Shareholders Meeting, an Alternative Proposal is proposed or disclosed and this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e), then the Company shall pay to Parent the Expenses no later than three (3) Business Days after receipt following termination of documentation supporting such Expenses.  If, concurrently with or within twelve (12) months after any such termination described in the immediately preceding sentence, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal, then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within one (1) Business Day) following the earlier of the entry into such definitive agreement or consummation of such Alternative Proposal; provided that, the amount of any Expenses previously paid to Parent pursuant to this Section 7.3(a)(iii) shall be credited against the payment of such Termination Fee.

Any fee due and Expenses to be reimbursed under this Section 7.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company

(b)           Each of the Company and Parent acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements neither Parent nor the Company would have entered into this Agreement; accordingly, if the Company fails to promptly pay the amounts due pursuant to Section 7.3(a), and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 7.3(a), then the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to Section 7.3(a) at the prime rate of Citibank, NA in effect on the date plus 2% per annum from the date such amounts were required to be paid until the date actually received by such party.

(c)           Upon payment of the Termination Fee and the Expenses, as applicable, to Parent, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent; provided that nothing herein shall release any party from liability for willful or intentional breach or fraud.

Section 7.4           Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.5           Waiver.  At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and/or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived; provided that no such retention or waiver that by Law requires further approval of the Company’s shareholders shall be made without such further approval.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1           Non-Survival of Representations and Warranties.  The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

Section 8.2           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day following the day when deposited with a reputable and established overnight express courier (charges prepaid) or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to Parent, Merger Sub and the Company shall be sent to the addresses indicated below:

(a)           if to Parent or Merger Sub, to

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Attention:       General Counsel
Facsimile No.: (847) 948-2450

with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Kirkland & Ellis LLP
300 N. LaSalle St.
Chicago, Illinois 60654
Attention:         R. Scott Falk, P.C.
                            Roger D. Rhoten
Facsimile No.:  (312) 862-2200

(b)           if to the Company, to

Synovis Life Technologies, Inc.
2575 University Ave. W.
St. Paul, Minnesota 55114
Attention:   Chief Executive Officer
Facsimile No.:  (651) 642-9018

with a copy (which shall not constitute notice to the Company) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402-1498
Attention:
Timothy S. Hearn
Jonathan Van Horn
Facsimile No.:  (612) 340-2868

Section 8.3           Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.  References to matters disclosed in the Company SEC Documents exclude any disclosures under the heading “Risk Factors” or similar headings and any other disclosures of risks that are predictive or forward-looking in nature.

Section 8.4           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5           Entire Agreement; No Third-Party Beneficiaries.  This Agreement, except as provided in the penultimate sentence of Section 5.3, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement, except for the provisions of Section 5.9 (which upon the Effective Time are intended to benefit the Indemnified Parties), is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

Section 8.7           Specific Performance; Submission To Jurisdiction.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, the parties hereto agree that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which they may be entitled pursuant hereto.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Delaware, in any action or proceeding arising out of, or relating to, this Agreement, irrevocably consents to the service of process by registered mail or personal service and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, any defense of inconvenient forum to the maintenance of any action or proceeding so brought, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Section 8.8           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

Section 8.9           Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Parent or Merger Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement (a) in the case of Parent, to any direct or indirect wholly owned Subsidiary of Parent and (b) in the case of Merger Sub, to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as applicable, of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10           Expenses.  Except as provided in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

Section 8.11           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 8.12           Definitions.

(a)           In this Agreement, the following terms have the meanings specified or referred to in this Section 8.12(b) and shall be equally applicable to both the singular and plural forms.

(i)           “Action” means any claim, action, suit, proceeding, arbitration, mediation or investigation.

(ii)           “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

(iii)           “Affiliated Group” means the affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company is the common parent.

(iv)           “Alternative Proposal” means any inquiry, indication of interest, request for information, offer or proposal relating to any Alternative Transaction.

(v)           “Alternative Transaction” means, with respect to any Person, any transaction or series of related transactions other than the Merger involving, directly or indirectly, (a) any merger, exchange, consolidation, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which such Person or any of its Subsidiaries is a constituent corporation and which would result in a third party, or the shareholders of that third party, beneficially owning 15% or more of any class of equity or voting securities of such Person or any of its Subsidiaries, or the Person resulting from such transaction or the parent of such Person; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of such Person or any of its Subsidiaries; or (iii) in which such Person or any of its Subsidiaries issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Person or any of its Subsidiaries, (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such Person or its Subsidiaries that constitute or account for 15% or more of the consolidated net revenues, or consolidated net income for the 12 full months immediately prior to the receipt of the related Alternative Proposal or 15% or more of the fair market value of the consolidated assets of such Person or any of its Subsidiaries or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or any of its Subsidiaries.

(vi)           “Antitrust Authority” means, in their capacity as an enforcement agency with respect to Antitrust Laws, the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, any attorney general of any state of the United States or any Governmental Entity having competition Law authority in any other applicable jurisdiction.

(vii)            “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restriction of trade or business or competition through merger or acquisition.

(viii)         “Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

(ix)           “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

(x)            “Company Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that is materially adverse to the business, assets, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, occurrence, fact, condition, effect, change or development arising out of or resulting from: (i) general economic conditions in the United States or conditions in the financial or commodities markets in general, (ii) conditions generally affecting the industries in which the Company or its Subsidiaries operate, (iii) the announcement of this Agreement or the transactions contemplated hereby or the performance of this Agreement, (iv) changes, after the date hereof, in Law or GAAP, (v) any outbreak or escalation of hostilities or war (whether declared or not declared) or act of terrorism, (vi) any change in the Company’s stock price or trading volume, (vii) the failure of the Company to meet projections of earnings, revenues or other financial measures (it being understood that, in the case of clauses (vi) and (vii), the events, occurrences, facts, conditions, effects, changes or developments giving rise to any such change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect), or (viii) any action taken by the Company after the date of this Agreement with the written consent of Parent; except in the case of each of clauses (i), (ii), (iv) and (v) to the extent that the Company and its Subsidiaries are adversely affected in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate.

(xi)           “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability.

(xii)          “Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of the Company or any Subsidiary.

(xiii)         “Confidentiality Agreement” means that certain letter agreement, dated as of September 19, 2011, between Baxter Healthcare Corporation and the Company.

(xiv)         “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, debenture, loan or credit agreement, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.

(xv)          “Effective Time” means the date and time at which the Articles of Merger are accepted for recording or such later time established by the Articles of Merger.

(xvi)         “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(xvii)        “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m) or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.

(xviii)       “Expenses” means documented fees and expenses incurred or paid to Third Parties by or on behalf of Parent and its Affiliates in connection with the Merger or the other transactions contemplated by this Agreement, or related to the authorization, preparation, negotiation, execution and performance of this Agreement, in each case including all documented fees and expenses of law firms, commercial banks, investment banking firms, financing sources, accountants, experts and consultants to Parent and its Affiliates, but in no event more than $2,000,000.

(xix)          “FDA” means the U.S. Food and Drug Administration.

(xx)           “FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder).

(xxi)          “Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person, or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

(xxii)        “Indebtedness” means, with respect to any Person at any date, without duplication:  (i) all obligations of such Person for borrowed money or in respect of loans or advances, including, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (iv) all obligations arising from deferred compensation arrangements and all obligations under severance plans or arrangements, bonus plans or similar arrangements that are or may become payable as a result of the consummation of the transactions contemplated hereby; (v) all obligations of such Person secured by an Encumbrance (other than a Permitted Encumbrance); and (vi) all capital lease obligations.

(xxiii)        “IRS” means the U.S. Internal Revenue Service.

(xxiv)        “Joint Venture” means, with respect to a party, any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of such party and in which (i) such party, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 1% or less in publicly traded companies) or (ii) such party or a Subsidiary of such party is a general partner.

(xxv)         “Knowledge of the Company” means the actual knowledge, after reasonable investigation, of the individuals identified in Section 8.12(xxv) of the Company Letter.

(xxvi)        “Parent Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development would reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(xxvii)       “Parent Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, any other employee benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, thrift, savings, bonus plan, incentive, stock option or other equity or equity-based compensation, or deferred compensation arrangement, stock purchase, severance pay, retention, change of control, unemployment benefits, sick leave, vacation pay, salary continuation for disability, hospitalization, health or medical insurance, life insurance, fringe benefit, compensation, flexible spending account or scholarship program, and any employment, severance or change in control agreement or similar practice, policy or arrangement maintained by Parent, or to which Parent or any ERISA Affiliate is obligated to contribute, on behalf of any current or former officer, director, employee or consultant of Parent or any Subsidiary.

(xxviii)      “Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes or other payments that are not yet due and payable, (b) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws, and (c) statutory Encumbrances in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Encumbrances.

(xxix)        “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, estate, Governmental Entity, trust or unincorporated organization.

(xxx)         “SEC” means the U.S. Securities and Exchange Commission.

(xxxi)        “Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests the holders of which are generally entitled to elect at least a majority of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture, trust, association or other entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity.

(xxxii)        “Superior Proposal” means a bona fide written Alternative Proposal (provided that, for the purposes of this definition references to “15%” in the definition of Alternative Transaction shall be deemed replaced with reference to “50%”) on terms that, in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors, are more favorable to Company’s shareholders from a financial point of view than the terms of the Merger, and is reasonably likely to be completed on a timely basis after taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by either party to amend the terms of this Agreement).

(xxxiii)       “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

(xxxiv)       “Taxes” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

(xxxv)       “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than Parent and its Affiliates.

(b)           Each of the following terms is defined on the pages set forth opposite such term:

Defined Term	Section

Agreement	Introduction
Alternative Transaction Agreement	4.2(d)(iii)
Amended Company Rights Agreement	3.26

Articles of Merger	1.2
Blue Sky Laws	2.3
Closing	1.14
Commercial Software	3.13(a)
Company	Introduction
Company Adverse Recommendation Change	4.2(d)
Company Business Personnel	3.16
Company Bylaws	3.3
Company Charter	3.3
Company Common Stock	Recitals
Company Contract	3.13(b)
Company Data	3.18(b)
Company Foreign Benefit Plan	3.14(e)
Company IT Systems	3.18(a)
Company Letter	Article II
Company Permits	3.10
Company Preferred Stock	3.2(a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	5.2(a)
Company Shareholder Meeting	5.2(a)
Company Shares	1.5(b)
Company Stock Options	3.2(b)
Company Stock Plans	5.4(a)
Company’s Current Premium	5.9(b)
D&O Insurance	5.9(b)
Dissenting Shares	1.5(d)
Environmental Laws	3.15
ERISA	3.14(a)
ESPP	3.2(c)
Exchange Act	2.3
Exchange Agent	1.6
Exchange Fund	1.6
GAAP	3.5(a)
Governmental Entity	2.3
Hazardous Materials	3.15
HCT/P	3.24(a)
HSR Act	2.3
HSR Filings	5.6(a)
Indemnified Parties	5.9(a)
Intellectual Property Rights	3.17(a)
Intervening Event	4.2(d)
Laws	1.5(d)
Leased Property	3.11(b)
Liabilities	3.7
MBCA	Recitals
Merger	Recitals

Merger Consideration	2.5
Merger Sub	Introduction
Notice Period	4.2(d)(iii)
Order	3.7
Owned Intellectual Property Rights	3.17(d)
Parent	Introduction
Per Share Merger Consideration	1.5(c)
Plan of Merger	Recitals
Proxy Statement	2.4
Real Property Leases	3.11(b)
Regulatory Permits	3.24(h)
Release	3.15
Representatives	4.2(a)
Rights Agreement	3.2(d)
Securities Act	3.5(a)
Social Security Act	3.25(e)
SOX	3.5(a)
State Takeover Approvals	2.3
Surviving Corporation	1.1
Termination Fee	7.3(a)(i)
Transmittal Letter	1.6
Voting Agreement	Recitals
Worker Safety Laws	3.15

* * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

BAXTER INTERNATIONAL INC.

By:	/s/ Ludwig N. Hantson
Name: Ludwig N. Hantson
Its: CVP / President Bioscience

TWINS MERGER SUB, INC.

By:	/s/ Ludwig N. Hantson
Name: Ludwig N. Hantson
Its: President

SYNOVIS LIFE TECHNOLOGIES, INC.

By:	/s/ Richard W. Kramp
Name: Richard W. Kramp
Its: Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

VOTING AGREEMENT, dated as of December 12, 2011 (this “Agreement”), by and among Baxter International Inc., a Delaware corporation (“Parent”), and _______ (the “Shareholder”) in his/her capacity as a shareholder of Synovis Life Technologies, Inc., a Minnesota corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Parent, the Company and Twins Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Per Share Merger Consideration specified therein;

WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of the Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to Parent entering into the Merger Agreement, Parent has required that the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Shareholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Shareholder is a material inducement and condition to Parent’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1           Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized and other defined terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Control” (including with its correlative meaning, “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Shares” means the Shareholder’s Existing Shares, together with any shares of Company Common Stock or other voting capital stock of the Company and any shares of the Company Common Stock or other stock of the Company issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that the Shareholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumber” shall have a correlative meaning to the term Encumbrance.

“Existing Shares” means the shares of Company Common Stock that are Beneficially Owned by the Shareholder as of the date hereof, as set forth on Schedule 1 hereto.

“Expiration Date” shall mean the date on which this Agreement shall terminate in accordance with its terms.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1           Agreement to Vote.

(a)           The Shareholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Company Shareholder Meeting and at any other meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, the Shareholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

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(i)            appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Certificate) covering, all of the Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approve the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the Company shareholders at which any of the foregoing matters are submitted for consideration and vote of the Company shareholders to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement; and (c) against any Alternative Proposal or Alternative Transaction and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by the Shareholder of its obligations under this Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (y) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or any reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Charter or Company Bylaws.

(b)           The Shareholder hereby waives, and agrees not to exercise or assert, any rights of dissent or similar rights (including under Sections 302A.471 and 302A.473 of the MBCA) in connection with the Merger.

(c)           The Shareholder hereby agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivate or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (ii) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

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(d)           The obligations of the Shareholder specified herein (including this Section 2.1) shall apply whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

2.2           No Inconsistent Agreements.   The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while the Merger Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while the Merger Agreement remains in effect, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing any of its obligations under this Agreement. The Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Shareholder prior to the execution of this Agreement in respect of the voting of the Covered Shares, if any, are not irrevocable and the Shareholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Covered Shares.

2.3           Proxy.   The Shareholder hereby irrevocably appoints as its proxy and attorney-in-fact, David P. Scharf, the general counsel of Parent, and Ludwig N. Hantson, Corporate Vice President of Parent, and any individual who shall hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 prior to the Expiration Date at any annual or special meetings of shareholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1 is to be considered; provided however, that the Shareholder’s grant of the proxy contemplated by this Section 2.3 shall be effective if, and only if, the Shareholder has not delivered to the Secretary of the Company at least ten Business Days prior to the meeting at which any of the matters described in Section 2.1 is to be considered a duly executed irrevocable proxy card previously approved by Parent directing that the Covered Shares be voted in accordance with Section 2.1.  This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Date, at which time any such proxy shall terminate.  The Shareholder (solely in its capacity as such) shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Parent may terminate this proxy at any time at its sole election by written notice provided to the Shareholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Shareholder.   The Shareholder hereby represents and warrants to Parent as follows:

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(a)           Authorization; Validity of Agreement; Necessary Action.  The Shareholder has the requisite capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Ownership.  The Existing Shares are, and all of the Covered Shares owned by the Shareholder from the date hereof through and on the Expiration Date will be, Beneficially Owned by the Shareholder. The Shareholder has good and valid title to the Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Shareholder. The Shareholder has and will have at all times through the Expiration Date sole voting power (including the right to Control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Covered Shares owned by the Shareholder at all times through the Expiration Date.

(c)           No Violation.  The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Shareholder or by which any of its assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of the Shareholder pursuant to, any Contract or other instrument or obligation to which the Shareholder is a party or by which the Shareholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by the Shareholder do not, and the performance by the Shareholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than the filings of any reports with the SEC.

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(e)           Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of the Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)            Finder’s Fees.  Except as described in Section 3.23 of the Merger Agreement, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

(g)           Reliance by Parent.  The Shareholder has received and reviewed a copy of the Merger Agreement.  The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Shareholder and the representations and warranties of the Shareholder contained herein. The Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

3.2           Representations and Warranties of Parent.   Parent hereby represents and warrants to the Shareholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1           Prohibition on Transfers; Other Actions.   Until the Expiration Date, the Shareholder agrees that it shall not (a) Transfer any Covered Shares, Beneficial Ownership thereof or any other interest therein; (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, the Shareholder’s representations, warranties, covenants and obligations under this Agreement; or (c) take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio.  The Shareholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of the Covered Shares.

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4.2           Stock Dividends, etc.   In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3           No Solicitation; Support of Acquisition Proposals.   From the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms of this Agreement, the Shareholder shall not, and shall cause each of its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly facilitate, induce or encourage the making, announcement or submission of, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (ii) enter into any letter of intent or agreement in principle or any Contract contemplating, providing for, relating to or in connection with, any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal; (iii) knowingly furnish any information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to an Alternative Proposal; (iv) approve, endorse or recommend any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal or (v) enter into, continue or otherwise participate in any discussions or negotiations (including furnishing any information) regarding any Alternative Proposal or any proposal that could reasonably be expected to lead to an Alternative Proposal.  The Shareholder will, and will cause each of its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal.

4.4           Notice of Acquisitions.   The Shareholder agrees to notify Parent as promptly as practicable orally or in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

4.5           Further Assurances.   From time to time, at Parent’s reasonable request and without further consideration, the Shareholder agrees to cooperate with Parent in making all filings and obtaining all consents of Governmental Entities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, the Shareholder hereby authorizes Parent and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement the Shareholder’s identity and ownership of Covered Shares and the nature of the Shareholder’s obligations under this Agreement.

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ARTICLE V

MISCELLANEOUS

5.1           Termination.   This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Notwithstanding the foregoing, the provisions of this ARTICLE V shall survive any termination of this Agreement without regard to any temporal limitation.  Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party for any breach of this Agreement occurring prior to such termination or expiration; provided that upon payment by the Company of the Termination Fee and the Expenses, as applicable, to Parent pursuant to the terms of the Merger Agreement, the Shareholder shall have no further liability with respect to this Agreement or the transactions contemplated hereby or by the Merger Agreement to Parent; provided further that nothing herein shall release any party from liability for willful or intentional breach or fraud.

5.2           No Ownership Interest.   The Shareholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. The Shareholder shall be entitled to receive any cash dividend paid by the Company with respect to the Covered Shares during the term of this Agreement. Nothing in this Agreement shall be interpreted as (i) obligating any Shareholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock or (ii) creating or forming a “group” with any other Person, including Parent, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law.

5.3           Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(a)           if to Parent to:

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Facsimile:  (847) 948-2450
Attention:  General Counsel

with a copy (which shall not constitute notice to Parent) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile:  (312) 862-2200
Attention:   R. Scott Falk, P.C.
     Roger D. Rhoten

(b)           if to the Shareholder, to:

____________________
c/o Synovis Life Technologies, Inc.
2575 University Avenue West
St. Paul, Minnesota 55114
Facsimile:  (651) 642-9018
Attention:  Chief Executive Officer

with a copy (which shall not constitute notice to the Shareholder) to:

Dorsey & Whitney LLP
Suite 1500
50 South Sixth Street
Minneapolis, Minnesota 55402-1498
Facsimile:  (612) 340-2868
Attention:  Timothy S. Hearn
                    Jonathan Van Horn

5.4           Interpretation; Definitions.   When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section or Schedule of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

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5.5           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.6           Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.7           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

(b)           Exclusive Jurisdiction.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state or federal courts located in Delaware, in any action or proceeding arising out of, or relating to, this Agreement, irrevocably consents to the service of process by registered mail or personal service and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, any defense of inconvenient forum to the maintenance of any action or proceeding so brought, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and waives any bond, surety or other security that might be required of any other party with respect thereto.  Each party hereto agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

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(c)           Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and the Shareholder. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other party.

5.9           Remedies.  Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, the parties hereto agree that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

5.10         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

5.11         Successors and Assign.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other party, and any assignment without such consent shall be null and void, except that Parent, upon prior written notice to the Shareholder, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent but no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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5.12         Action by Shareholder Capacity Only.  Parent acknowledges that the Shareholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of the Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by the Shareholder or its Affiliate or designee, or require the Shareholder or its Affiliate or designee to take any action or refrain from taking any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or the failure to refrain from taking any actions, by it or him in such capacity as a director or officer of the Company (including actions taken, or the failure to refrain from taking any action, as permitted in Section 4.2 of the Merger Agreement) shall not be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SHAREHOLDER:

By:
Name:

BAXTER INTERNATIONAL INC.

By:
Name:
Title:

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Class	Number of Existing Shares
Company Common Stock

EXHIBIT B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

SYNOVIS LIFE TECHNOLOGIES, INC.

ARTICLE ONE

The name of the corporation is Synovis Life Technologies, Inc.

ARTICLE TWO

The address of the corporation’s registered office in the State of Minnesota is 2575 University Avenue, St. Paul, Minnesota, 55114-1024.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of the State of Minnesota.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 100 shares of Common Stock, with a par value of $.01 per share.

ARTICLE FIVE

The corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

Meetings of shareholders may be held within or without the State of Minnesota, as the by-laws of the corporation may provide.  The books of the corporation may be kept outside the State of Minnesota at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.  Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

Any action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

ARTICLE NINE

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any losses, claim, damages or liabilities arising out of or in connection with such person’s actions as a director, except for any such loss, claim, damage or liability caused by the negligence or willful misconduct or such person or any other director of the Corporation.   Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation reserves the right to amend, alter, change or repeal any provision contained in these amended and restated articles of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Minnesota, and all rights conferred upon shareholders herein are granted subject to this reservation.

*     *     *     *     *

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